EXHIBIT 15
                        LETTER OF INDEPENDENT ACCOUNTANT






Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re:      Brunswick Technologies, Inc.
         Registration on Form S-8

We are aware that our report dated October 27, 1997, on our review of interim financial information of Brunswick Technologies, Inc., and subsidiary as of September 30, 1997 and for the three month and nine month periods ended September 30, 1997, and included in this Form 10-Q is incorporated by reference in the Company's registration statement on Form S-8 (Number 333-36921). Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the Registration Statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.


/s/Coopers & Lybrand L.L.P.
Portland, Maine
November 13, 1997